                                                                     EXHIBIT 2.8

                             PARTS SUPPLY AGREEMENT
                                 BY AND BETWEEN
                             VARIAN ASSOCIATES, INC.
                                   ("SELLER")
                                       AND
                             NOVELLUS SYSTEMS, INC.
                                    ("BUYER")

         This PARTS SUPPLY AGREEMENT ("Parts Agreement") is entered into this 7th day of May 1997 to be effective as of the Closing Date (as defined in the Asset Purchase Agreement referred to below) ("Effective Date") by Varian Associates, Inc. ("Varian"), a Delaware corporation, 3050 Hansen Way, Palo Alto, CA 94304 ("Seller") and Novellus Systems, Inc., a California corporation, 390 N. First Street, San Jose, CA 95134 ("Buyer").

         WHEREAS Seller and Buyer are concurrently herewith entering into that certain ASSET PURCHASE AGREEMENT dated May 7, 1997 ("Agreement") pursuant to which Buyer is acquiring Seller's Business as further defined in the Agreement ("Business"); and

         WHEREAS Seller currently manufactures and transfers from Seller's operations other than the Business via intercompany transfer certain parts, components and subassemblies currently used in the Business for the manufacturing of products and sales to customers of the Business and currently purchases from Seller's third party outside vendors ("Vendors") certain parts, components and subassemblies currently used in the Business for the manufacturing of products and sales to customers of the Business (collectively referred to herein as "Seller Supplied Parts").

         NOW THEREFORE, in consideration of the mutual covenants, agreements and representations herein, Seller agrees to supply any and all of Buyer's requirements for Seller Supplied Parts, all on the terms and conditions set forth herein.

1.       APPLICABILITY
During the Term (as defined below), the terms and conditions of this Parts Agreement shall apply exclusively to all sales of Seller Supplied Parts by Seller to Buyer and shall govern over any and all conflicting terms and conditions in or on any specific Buyer purchase order ("Purchase Order") or other Buyer documentation, preprinted or otherwise, and any such Buyer terms and conditions are hereby excluded. During the Term, this Parts Agreement shall become a part of each quotation issued by Seller to Buyer ("Quotation") and each Purchase Order issued by Buyer to Seller for Seller Supplied Parts whether or not referenced on such Quotation or Purchase Order.

2.      TERM
The term of this Parts Agreement ("Term") shall be a period of three (3) years from the Closing Date of the Agreement ("Closing Date"). The parties may use this Parts Agreement on individual orders beyond the Term on a case by case basis. If the Agreement shall terminate pursuant to Section 12 thereof, this Parts Agreement shall terminate concurrently with the termination of the Agreement.

3.      NONEXCLUSIVITY
Purchases of Seller Supplied Parts shall be nonexclusive, meaning that Buyer may purchase Seller Supplied Parts, or any parts or components competitive in function or use therewith, from others at any time, and Seller may sell Seller Supplied Parts, or any parts or components competitive in function or use therewith, to others at any time, provided, however, that Seller shall not sell to third parties any Seller Supplied Parts that are based on the Business's unique or proprietary designs.

4.      PRICES

4.1     SELLER SUPPLIED PARTS MANUFACTURED BY SELLER

With respect to Seller Supplied Parts manufactured by Seller or any affiliate of Seller for use in whole or in part for sales to customers of the Business, Seller shall, during the Term, continue to manufacture such Seller Supplied Parts, or have such Seller Supplied Parts manufactured by others, and in either case shall sell the same to Buyer at cost plus twenty percent (20%).

4.2      VENDOR SUPPLY ARRANGEMENTS

With respect to Seller Supplied Parts currently purchased from Seller's Vendors via supply contracts, purchase orders and any other purchase arrangements, of Seller with Vendors ("Vendor Supply Arrangements") existing on or before the Closing Date and/or developed thereafter that are not otherwise assigned to Buyer under the Agreement, Seller shall, during the Term, continue to purchase such Seller Supplied Parts and sell the same to Buyer at not mom than the discounted prices paid by Seller. Such prices shall apply as between Seller and Buyer whether the applicable Vendor Supply Arrangement is for Seller Supplied Parts to be used only in the Business, or may be used in part in the Business, so that Buyer shall benefit from the pricing available to Seller under any Vendor Supply Arrangements not otherwise assigned to Buyer that include Seller Supplied Parts.

5.       PURCHASE QUANTITY FORECASTS AND COMMITMENTS
In order to provide Seller with the assurances it requires in order for Seller to procure in a cost effective manner, components and materials, or finished Seller Supplied Parts from its Vendors, Buyer shall transmit to Seller a rolling twelve (12) mouth forecast of its requirements for Seller Supplied Parts to be purchased directly by Buyer from Seller hereunder, commencing within thirty (30) days of the Closing Date and at monthly intervals thereafter throughout the Term. Any forecasts of Buyer's anticipated purchases of Seller Supplied Parts submitted to Seller shall be good faith estimates for informational purposes only and shall not be binding upon Buyer. Authorization by Buyer for Seller to manufacture and/or purchase and deliver Seller Supplied Parts, and the purchase quantities thereof, shall be accomplished by means of Buyer's Purchase Orders which shall be firm and binding on Buyer. Buyer shall be responsible for and shall reimburse Seller for any expenditures or commitments made by Seller in response to any such authorizations by Buyer.

6.       STANDARD TERMS AND CONDITIONS
All purchases by Buyer from Seller's Vacuum Products Business shall be in accordance with, and shall be deemed to incorporate, Varian Instruments Terms and Conditions of Sale, INS 040694, attached hereto as Exhibit A. All purchases by Buyer from Seller's Ion Implant System Business shall be in accordance with, and shall be deemed to incorporate, Varian Semiconductor Equipment Business Terms and Conditions of Sale, SEB 100294, attached hereto as Exhibit B. All purchases by Buyer from Seller's Tempe Electronics Center shall be in accordance with, and shall be deemed to incorporate, the standard Purchase Agreement for all Products Manufactured by Varian Tempe Electronics Center, attached hereto as Exhibit C. In the event of any conflict between the terms and conditions set forth in Exhibits A, B or C on the one hand, and the terms and conditions set forth in the body of this Parts Agreement on the other hand, the latter shall govern.

7.       MISCELLANEOUS PROVISIONS
This Agreement, including the attached Exhibits, constitutes the entire agreement of the parties hereto with respect to the sale of Products by Varian to Buyer and supersedes all prior representations, warranties, agreements, and understandings, of any kind, written and oral, of the parties hereto. It may not be modified or amended except by written amendment specifically referencing this Agreement signed by the authorized representatives of the parties. All notices shall be given in writing and be personally delivered or sent by postage prepaid mail, or express delivery company, addressed to the parties at their addresses first mentioned above or as otherwise designated to the other by notice as herein required. In the event of any conflict between the provisions of this Parts Agreement and the Agreement, the terms and conditions of this Parts Agreement shall govern.

         IN WITNESS WHEREOF, the parties hereto have caused this Parts Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Varian  Associates, Inc, ("Seller")           Novellus Systems, Inc. ("Buyer")

By  /s/  [SIG]                               By  /s/  [SIG]
  -------------------------------               -------------------------------
     Robert A. Lemos                               John  Chenault

Title Vice President, Finance and             Title Executive Vice
     ----------------------------                  ----------------------------
      Chief Financial officer                       President, Operations

Date May 7, 1997                              Date May 7, 1997
    -----------------------------                 -----------------------------


Exhibit A       Varian Instruments Terms and Conditions of Sale
Exhibit B       Varian Semiconductor Equipment Business Terms and Conditions
                of Sale
Exhibit C       Standard Purchase Agreement for all Products Manufactured by
                Varian Tempe Electronics Center

                                                                       Exhibit A

                               VARIAN INSTRUMENTS
        Chromatography Systems, Optical Spectroscopy, Sample Preparation
                          Products and Vacuum Products
                                   ("Varian")
                          TERMS AND CONDITIONS OF SALE

1.       APPLICABLE TERMS AND CONDITIONS
All Varian Products and services (including Varian-produced hardware, firmware and software) are furnished only on the terms and conditions stated herein and on the face of the applicable Varian quotation to the exclusion of any Buyer terms and conditions in any specific order documentation, preprinted or otherwise, except as to indentification and quantity of Products. Varian's performance of any contract is expressly conditional on Buyer's agreement to Varian's terms and conditions of sale, and in the absence of such agreement shall be for Buyer's convenience only, shall not create any contractual obligation and shall not be construed as acceptance by Varian of Buyer's term and conditions printed or stated in its orders. Buyer's acceptance of any Product or service shall be deemed acceptance of Varian's terms and conditions below.

2.       ORDERS, QUOTATIONS AND PRICES
Varian's prices, quotations and contracts for Products and services are subject to the following, unless otherwise stated in Varian's quotation or other writing signed by an authorized representative of Varian. In case of a conflict between the terms and conditions stated herein and those appearing on the face hereof, the latter shall control.

(a) All purchase orders shall be subject to written acceptance by Varian only at its plant or distribution center from which the Products are shipped or at Varian's principal office in Palo Alto, California. Varian's acceptance of any purchase order is expressly conditioned upon compliance with all applicable codes and regulations affecting Products.

(b) UNLESS OTHERWISE SPECIFIED IN WRITING, ALL QUOTATIONS ARE FIRM FOR, AND EXPIRE, THIRTY (30) DAYS AFTER ITS DATE AND CONSTITUTE OFFERS, provided that, budgetary quotations and estimates, and quotations to non-U.S. customers, are solicitations for offers to purchase, are for preliminary information only and shall neither constitute offers, firm pricing, nor impose any responsibility or liability upon Varian.

(c) All prices quoted are for Products and services only. Varian's prices exclude and Buyer shall be responsible for all ordinary and necessary charges incidental to the sale incurred by Varian and billed by Varian to Buyer, including but not limited to charges for taxes (including, without limitation, any sales tax, use tax or similar tax), license fees, customs fees, duties and other related charge. The total price to Buyer shall be adjusted to include costs of transportation, special packing and insurance incurred by Varian in accordance with agreed shipping and risk terms as referred to below.

(d)      Clerical and typographical errors are subject to correction.

(e) Prices quoted are for Products only and do not include technical data, proprietary rights of any kind, patent rights, qualification, environmental or other than Varian's standard tests, and other than Varian's normal domestic commercial packaging, unless expressly agreed to in writing by Varian. All published prices are subject to change without notice.

(f) Published weights and dimensions are approximate only. Manuals, programs, listings, drawings, or other documentation required hereunder must be referenced specifically and will be the latest applicable version.

3.       TERMS OF PAYMENT
UNLESS CREDIT IS GRANTED, PAYMENT IS DUE UPON DELIVERY. The price of each Product is based upon the payment schedule set forth in Varian's Quotation. Any alternative payment schedule and resulting price change must be approved in writing by Varian. All payments for Products released and shipped on approved credit accounts shall be due in full thirty (30) days from date of invoice unless otherwise provided. Buyer's failure to comply with the above shall be regarded as a fundamental breach of contract. Past due balances shall be subject to a service charge up to the maximum amount permitted by applicable law. Varian may cancel or delay delivery of Products in the event of arrearage in Buyer's account. Varian may waive any default without waiving my prior or subsequent default.

Varian shall retain a purchase money security interest in all Products, and the proceeds thereof, until Buyer has made payment in full in accordance with the terms hereof. Buyer shall cooperate fully with Varian to execute such documents and accomplish such filings and/or recordings as Varian may deem necessary for the protection of its interests in the Products furnished to Buyer.

4.       TRANSPORTATION AND RISK OF LOSS
Except as otherwise provided herein, or in accordance with expressly agreed Incoterms 1990, all shipments are FOB Varian's plant with all transportation and insurance at the expense of Buyer, and risk of loss or damage to Products shall pass upon delivery to the transportation company. For Products shipped FOB destination within the United States, risk of loss or damage shall pass to Buyer upon arrival of the transportation company at Buyer's dock. For Products shipped outside the United States and its possessions, title and risk of loss or damage shall pass from Varian to Buyer when Products arrive at the country of destination, notwithstanding any shipment terms to the contrary. Unless otherwise expressly agreed in writing, Varian may insure to full value of Products shipped at Buyer's expense or declare full value to the transportation company at time of shipment. Buyer shall inspect all Products upon receipt and file all claims with the transportation company when them is evidence of damage, concealed or external.

5.       PERFORMANCE
Neither party shall be liable for any delay in delivery or other performance hereunder which is due to unforeseen circumstances, or to causes beyond its control, including, without limitation, strike, lockout, riot, war, fire, act of God, accident, failure or breakdown of components necessary to order completion; supplier, subcontractor or Buyer caused delays; inability to obtain or substantial rises in the prices of labor, materials or manufacturing facilities; curtailment of or failure to obtain sufficient electrical or other energy supplies, technical difficulties; or compliance with any governmental law, regulation, or order, including but not limited to U.S. Export Administration Regulations. Provided any such delay is neither material nor indefinite, performance shall be deemed suspended during and extended for such time as it is so delayed, and thereafter the other party shall accept performance hereunder. Delay in performance shall not be considered material or indefinite unless it exceeds or is reasonably estimated to exceed six (6) months. Varian may substitute remanufactured parts and components when, in its opinion, substitution is appropriate. All substituted items meet the same quality standards as other materials and are covered by the same warranty.

6.       ACCEPTANCE
The furnishing of a Product by Varian to the Buyer shall constitute acceptance of that Product by Buyer, unless notice of defect or nonconformity is received by Varian in writing within thirty (30) days of receipt of the Product at Buyer's designated receiving address; provided that, for Products for which Varian agrees in writing to perform acceptance testing after installation, the completion of Varian's applicable acceptance tests, or execution of Varian's acceptance form by Buyer, shall constitute acceptance of the Product by Buyer. Notwithstanding the above, any use of a Product by Buyer, its agents, employees, contractors or licensees, for any purpose after its receipt, shall constitute acceptance of the Product by Buyer. Varian may repair or, at its option, replace defective or nonconforming parts after receipt of notice of defect or nonconformity.

7.       ASSIGNMENT AND TERMINATIONS
No order accepted by Varian may be terminated, cancelled, modified or assigned by Buyer except by mutual agreement in writing. Any attempt to do so without Varian's written consent shall be void. In any such event, with or without Varian's consent, for any order accepted by Varian and terminated or cancelled by Buyer prior to delivery, Buyer agrees to pay Varian a charge of not less than fifteen percent (15%) of the order value to cover costs of processing and order handling; for any order terminated or cancelled by Buyer after delivery, Buyer agrees to pay Varian an additional charge determined solely by Varian to cover lost profits as determined in accordance with the Uniform Commercial Code or other applicable law.

8.       PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS
Varian shall, at its own expense, defend or settle any claim that the design or manufacture of any Product furnished in Varian's commercial line of Products, or manufactured to specifications set by Varian, constitutes infringement of any patents or other intellectual property rights of the United States, Canada, Japan, the European Community country in which the Buyer takes delivery of the Product or in another country where Buyer takes delivery of the Product if Varian agrees in writing to include such a country; provided Buyer informs Varian immediately and supports Varian if requested. If the Product is held to constitute an infringement and its use is enjoined as a result of any lawsuit or proceeding, Varian shall, at its own expense and sole option, either procure a license to protect Buyer against the claim, modify or replace the Product with a noninfringing product, or accept return of the Product and refund its purchase price, less reasonable depreciation. Varian EXPRESSLY EXCLUDES from liability and Buyer shall hold Varian harmless from: any other claims, liabilities, expenses, costs and damages resulting from claimed infringement of patents, trademarks, copyrights or any other intellectual property riots; any Buyer expenses of defense and any claims settled by Buyer without Varian's prior written consent; any claims arising from a use or combination of the Product with any other equipment, processes, programming applications, apparatus or materials not furnished by Varian under this contract; any claims based on items made with the Product furnished by Varian under this contract; or any claims arising out of compliance by Varian with Buyer's designs, specifications or instructions. The foregoing states Varian's entire liability for any claim based upon or related to any alleged infringement of any patent or other intellectual property rights and is subject to the DAMAGES AND LIABILITY provisions herein.

9.       WARRANTY
Varian warrants each standard Product sold by it to be free from defects in material and workmanship for the periods and in accordance with the terms and conditions stated below. The warranty period for any Products, parts or accessories sold hereunder is limited to the period specified by Varian on the face of Varian's quotation, or as otherwise specified on a "Varian Warranty" furnished by Varian to Buyer in writing which is incorporated herein by this reference, or as otherwise mutually agreed upon in writing. If no period of time is stated, then such warranty is limited to ninety (90) days.

The warranty period begins upon Buyer's acceptance of the Products, parts or accessories as provided in the ACCEPTANCE provisions herein. For some Products, the warranty period begins upon completion of installation where installation is paid for by Buyer or included in the purchase price. However, if Buyer schedules or delays installation more than thirty (30) days after delivery, then the warranty period starts on the 31st day from date of shipment. In all other cases the warranty period begins on the date of shipment from Varian to the original Buyer.

Software and firmware ("Software") furnished by Varian in or for use with Varian's Products is warranted only to be free of defects in materials which cause failure to execute programming instructions and is not warranted against interruptions or errors in operations. Software warranty shall be for a period of ninety (90) days from the date of system acceptance and is subject to the terms and conditions of any applicable Varian license agreement including any warranty provisions. Varian makes no warranty that the operation of any software or firmware will be uninterrupted or error free.

The sole and exclusive remedy under warranty shall be replacement of defective parts, or at Varian's option, repair of instrument malfunctions which in the sole opinion of Varian are due or traceable to defects in original materials or workmanship, provided that, Varian may, as an alternative, elect to refund an equitable portion of The purchase price of the Product Replacement or repair under warranty does not extend the original warranty period.

If installation is delayed due to Buyer's inability to provide adequate facilities or utilities, or due to its failure to comply with Varian's reasonable pre-installation instructions, Varian will charge Buyer for labor and other expenses involved in making multiple or follow-up installation service calls.

This warranty does not cover Buyer-supplied software, equipment warranted by another manufacturer, or replacement of expendable, consumable or limited life items.

This warranty shall be void in the event of accident, abuse alteration, misuse, neglect, breakage, improper operation or maintenance, unauthorized or improper modification or tampering, use in an unsuitable physical environment, use with a marginal power supply, or use with other inadequate facilities or utilities. Reasonable care must be used to avoid hazards. Varian expressly disclaims responsibility for loss or damage caused by use of its products other than in accordance with published operating procedures.

If a Product is returned to Varian for replacement, repair or credit, Buyer shall prepay the cost of shipping and be responsible for loss or damage in transit. Varian will return Products to Buyer prepaid and insured and will bill Buyer for shipping costs. Buyer shall file claims for loss or damage in transmit.

THIS LIMITED WARRANTY IS EXPRESSLY IN LIEU OF AND EXCLUDES ALL OTHER EXPRESS OR IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, USE, OR APPLICATION.

10.     DAMAGES AND LIABILITY

VARIAN'S TOTAL LIABILITY IN DAMAGES OR OTHERWISE SHALL NOT EXCEED THE PAYMENT, IF ANY, RECEIVED BY VARIAN FOR THE UNIT OF PRODUCT OR SERVICE FURNISHED OR TO BE FURNISHED, AS THE CASE MAY BE, RESULTING IN THE LOSS OR DAMAGE CLAIMED. IN NO EVENTS SHALL BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL LOSS OR DAMAGES OF ANY KIND, SUCH AS BUT NOT LIMITED TO LOST BUSINESS REVENUE, LOST PROFITS OR COSTS OF DOWNTIME RESULTING FROM VARIAN'S PRODUCTS OR SERVICES, HOWEVER, CAUSED, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY. Liability to third parties for bodily injury, including death, resulting from Varian's performance or Products shall be determined in accordance with applicable law and shall not be affected by the liability limitations stated above in this paragraph.

11.     INDEMNITIES

Notwithstanding any fault or neglect attributable to Varian, Varian shall have no responsibility whatsoever for, and Buyer shall indemnify, defend and hold Varian harmless from, any and all damage or injury to persons or property which may arise from or related to: (1) any use, operation or service of any Product contrary to any written warning or instruction given by Varian with respect to such Product, including but not limited to unauthorized use and/or modification of any equipment, components, software or accessories by any user, or (2) any liability of Buyer with respect to OSHA, toxic substances, air quality, water quality, hazardous waste, Superfund or other environmental liability, including but not limited to fines, penalties, cleanup costs or tort, related to the use, operation or service of any Product, or (3) the design, manufacture, purchase, sale, installation, replacement, service, use, misuse and/or reuse of any product supplied by Varian as a convenience to Buyer that is not manufactured by Varian and is not offered by Varian in its standard published catalog of Products.

12.     DISPUTES/ARBITRATION

All disputes, controversies or claims of any kind arising from or in any way related to this contract, its breach, its termination, its invalidity, or the Products, including the jurisdiction of the arbitral panel, shall be settled by final and binding arbitration. For sales to U.S. customers, arbitration shall be in Palo Alto, California under the rules and procedures of the American Arbitration Association ("AAA") and shall be governed by the commercial law of the state from which the Product is shipped. If the sale is international, arbitration shall be conducted under the AAA's International Arbitration Rules and the commercial laws of the UN Convention on contracts for the International Sale of Goods (CISG). If the sale is between entities within another country, the commercial law of that country and the Jurisdiction provisions of Varian's standard terms and conditions of sale for that country shall apply. The arbitral tribunal shall not award punitive damages. The arbitral tribunal award shall be final and binding, shall be the sole and exclusive remedy regarding any and all claims and counterclaims presented, and may not be reviewed by or appealed to any court except for enforcement. No claims, regardless of form, arising out of, or in any way connected with this contract, the Products or services furnished by Varian, may be brought by Buyer more than one (1) year after the cause of action has accrued or performance under this contract has been completed or terminated, whichever is earlier.

                                                                      EXHIBIT B

                            VARIAN ASSOCIATES, INC.
                        SEMICONDUCTOR EQUIPMENT BUSINESS
                                   ("VARIAN")
                          TERMS AND CONDITIONS OF SALE

    Ion Implant Systems, Gloucester, MA/Thin Film Systems/Customer Support,
                                 Palo Alto, CA

1.      APPLICABLE TERMS AND CONDITIONS

All Varian Products, including Varian-produced hardware, firmware and software ("Products") and services are furnished only on the terms and conditions stated herein and on the face of the applicable Varian quotation and exclude any Buyer terms and conditions in any specific order documentation, preprinted or otherwise, except as to identification and quantity of Products. Varian's performance of any contract is expressly conditional on Buyer's agreement to Varian's terms and conditions of sale, and in the absence of such agreement shall be for Buyer's convenience only, shall not create any contractual obligation and shall not be construed as acceptance by Varian of Buyer's terms and conditions printed or stated in its orders. Buyer's acceptance of any Product or service shall be deemed acceptance of Varian's terms and conditions below.

2.      ORDERS, QUOTATIONS AND PRICES

Varian's prices, quotations and contracts for Products and services are subject to the following, unless otherwise stated in Varian's quotation or other writing signed by an authorized representative of Varian. In case of a conflict between the terms and conditions stated herein and those appearing on the face hereof, the latter shall control:

(a) All purchase orders shall be subject to written acceptance by Varian only at its plant or distribution center from which the Products are shipped or at Varian's principal office in Palo Alto, California.

(b) UNLESS OTHERWISE SPECIFIED IN WRITING, ALL QUOTATIONS ARE FIRM FOR, AND EXPIRE, THIRTY (30) DAYS AFTER ITS DATE AND CONSTITUTE OFFERS, provided that, budgetary quotations and estimates, and quotations to non-U.S. customers, are solicitations for offers to purchase, are for preliminary information only and shall neither constitute offers, firm pricing, nor impose any responsibility or liability upon Varian.

(c) All prices quoted are for Products and services only. Varian's prices exclude and Buyer shall be responsible for all ordinary and necessary charges incidental to the sale incurred by Varian and billed by Varian to Buyer, including but not limited to charges for taxes (including, without limitation, any sales tax, use tax or similar tax), license fees, customs fees, duties and other related charges. The total price to Buyer shall be adjusted to include costs of transportation, special packing and insurance incurred by Varian in accordance with agreed shipping and risk terms as referred to below.

(d)     Clerical and typographical errors are subject to correction.

(e) Prices quoted are for Products only and do not include installation, technical data, proprietary information, patent rights, qualification, environmental or other than Varian's standard tests, and other than Varian's normal domestic commercial packaging, unless expressly agreed to in writing by Varian. All published prices are subject to change without notice.

(f) Published weights and dimensions are approximate only. Manuals, programs, listings, drawings, or other documentation required hereunder must be referenced specifically and will be the latest applicable version.

3.      TERMS OF PAYMENT

UNLESS CREDIT IS GRANTED, PAYMENT IS DUE UPON DELIVERY. All payments for Products released and shipped on approved credit accounts shall be due in full thirty (30) days from date of invoice unless otherwise provided. Buyer's failure to comply with the above shall be regarded as a fundamental breach of contract. Varian may cancel or delay delivery of Products in the event of an arrearage in Buyer's account. Varian shall retain a purchase money security interest in all Products, and the proceeds thereof, until Buyer has made payment in full in accordance with the terms hereof. Buyer shall cooperate fully with Varian to execute such documents and accomplish such filings and/or recordings as Varian may deem necessary for the protection of its interests in the Products furnished to Buyer.

4.      TRANSPORTATION AND RISK OF LOSS

Except as otherwise provided herein, or in accordance with expressly agreed Incoterms 1990, all shipments are FCA Varian's plant with all transportation and insurance at the expense of Buyer, and risk of loss or damage to Products shall pass upon delivery to the transportation company. For Products shipped FCA destination within the United States, risk of loss or damage shall pass to Buyer upon arrival of the transportation company at Buyer's dock. For Products shipped OUTSIDE the United States and its possessions, title and risk of loss or damage shall pass from Varian to Buyer when Products arrive at the country of destination, notwithstanding any shipment terms to the contrary. Unless otherwise expressly agreed in writing, Varian may insure to full value of Products shipped at Buyer's expense or declare full value to the transportation company at time of shipment. Buyer shall inspect all Products upon receipt and file all claims with the transportation company when there is evidence of damage, concealed or external. Products shipped to storage shall be governed by a separate Storage Agreement.

5.      PERFORMANCE

Neither party shall be liable for any delay in delivery or other performance hereunder which is due to unforeseen circumstances, or to causes beyond its control, including, without limitation, strike, lockout, riot, war, fire, act of God, accident, Buyer caused delays, inability to obtain or substantial rises in the prices of labor, materials or manufacturing facilities, curtailment of or inability to obtain sufficient electrical or other energy supplies, or compliance with any governmental law, regulation, or order, including but not limited to U.S. Export Administration Regulations. Provided any such delay is neither material nor indefinite, performance shall be deemed suspended during and extended for such time as it is so delayed, and thereafter the other party shall accept performance hereunder. Delay in performance shall not be considered material or indefinite unless it exceeds or is reasonably estimated to exceed six (6) months. Varian may substitute remanufactured parts and components when, in its opinion, substitution is appropriate. All substituted items will meet the same quality standards as other materials and are covered by the same warranty.

6.      ACCEPTANCE

The furnishing of a Product by Varian to the Buyer shall constitute acceptance of that Product by Buyer, unless notice of defect or nonconformity is received by Varian in writing within thirty (30) days of receipt of the Product at Buyer's designated receiving address; provided that, for Products for which Varian agrees in writing to perform acceptance testing after installation, the completion of Varian's applicable acceptance tests, or execution of Varian's acceptance form by Buyer, shall constitute acceptance of the Product by Buyer. Notwithstanding the above, any use of a Product by Buyer, its agents, employees, contractors or licensees, for any purpose after its receipt, shall constitute acceptance of the Product by Buyer. Varian may repair or, at its option, replace defective or nonconforming parts after receipt of notice of defect or nonconformity.

7.      PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS

Varian shall, at its own expense, settle or defend any proceeding or claim against Buyer alleging that the design or manufacture of any Product furnished in Varian's commercial line of Products or manufactured to Varian specifications infringes any patents or other intellectual property rights of the United States, Canada, Japan or the European Union country in which the Buyer takes delivery of the Product. Varian shall pay all costs, damages and attorney's fees that a court finally awards as a result of such proceeding or claim. To qualify for such defense or payment, Buyer shall (a) give Varian prompt written notice of any such claim or proceeding, and (b) allow or obtain for Varian the right to control the defense of such claim or proceeding and all related settlement negotiations.

If the Varian Product is held to be infringing and its use is enjoined as a result of any lawsuit or proceeding, Varian shall, at its own expenses and sole option, either:

        (a)     Procure a license to protect Buyer against the claim; or
        (b) Replace the infringing Product or part thereof with a non-infringing product or part or modify it to be non-infringing; or
        (c) If all such remedies are infeasible or commercially unreasonable, accept return of the infringing Product and refund its purchase price, less reasonable depreciation.

Varian shall have no liability for:

        (1)     Buyer's own expense of defending such claims; or
        (2) Settlements paid by Buyer without Varian's prior written consent; or
        (3) Claims arising from a use or combination of Varian Products with other equipment or processes not furnished by Varian, or from modifications made by Buyer or by a third party on behalf of Buyer; or
        (4)     Claims based on items made with the Products; or
        (5) Claims arising because of Varian's compliance with Buyer's designs, specifications or instructions for the Product furnished by Varian.

This section states Varian's entire liability for any claim based upon or related to any alleged infringement of patents or other intellectual property rights, and Varian's obligations hereunder are subject to the DAMAGES AND LIABILITY provisions herein.

8.      WARRANTY

Varian warrants products manufactured and sold by Varian ("Products") and firmware and software media furnished by Varian in or for use with Products ("Software") to be free from defects in material and workmanship and to comply with operational features of published Varian specifications at the time of sale. Warranty for services provided by Varian in connection with Products ("Services") shall be as stated in Varian terms and conditions of service for specific Products.

WARRANTY PERIODS -- PRODUCTS, PARTS AND SERVICES: Varian's warranty for
Products shall extend for a period of twelve (12) months from the date of system acceptance (as provided in the ACCEPTANCE provisions herein). Where Varian provides installation and on-site acceptance testing of Products, the warranty period shall be twelve (12) months from date of acceptance but in no event more than fifteen (15) months from date of shipment of the Products from Varian. Warranty for non-consumable parts, components, accessories, system retrofits and upgrades, purchased separately from original orders for Products shall extend for a period of ninety (90) days from the date of shipment. Warranty for Services including training shall extend for a period of ninety
(90) days from the date Services were provided, or as otherwise stated in Varian terms and conditions for Services.

SOFTWARE WARRANTY AND PERIOD: Software and firmware ("Software") furnished by Varian in or for use with Varian's Products is warranted only to be free of defects in materials which cause failure to execute programming instructions and is not warranted against interruptions or errors in operation. Software warranty shall be for a period of ninety (90) days from the date of system acceptance and is subject to the terms and conditions of any applicable Varian license agreement including any warranty provisions. Varian makes no warranty that the operation of any software or firmware will be uninterrupted or error free.

WARRANTY REMEDIES: Buyer's sole and exclusive remedy under warranty shall be repair or at Varian's option replacement of defective Products, parts, accessories or Software. If in Varian's opinion such repair or replacement is not feasible, or if such remedy fails of its essential purpose, Varian may refund or credit a portion of any sum paid by buyer for the Product, Software or Service. In-warranty repair or replacement parts are warranted only for the unexpired portion of the original warranty period.

Varian's warranties shall not apply to the extent that malfunction is caused in Varian's reasonable opinion by (1) accident, abuse, alteration, misuse or neglect, (2) failure to use Products under normal operating conditions or environment, or within Varian specified ratings, or according to any operating instructions provided by Varian, (3) lack of routine care or maintenance as indicated in any Varian operating or maintenance instructions, (4) failure to use or take any proper precautions under the circumstances, (5) user modification of any Product or Software, or (6) latent defects discovered after expiration of the applicable warranty period. This warranty does not cover Buyer-supplied software, equipment warranted by another manufacturer, or replacement of expendable, consumable or limited life items.

Warranties given by other suppliers of equipment, accessories, components or computer software not owned by Varian but incorporated by Varian on or into Products are passed on to Buyer and shall apply only to the equipment, accessories, components or computer software of which they are a part. Varian shall have no liability under warranties provided by other suppliers, nor shall Varian have any liability for failure of other suppliers to perform under their warranty. Varian's liability under warranty shall be determined solely by Varian's warranty, including all its exclusions and limitations.

RETURN PROCEDURES AND OBLIGATIONS: Prior to returning any Product or Part to Varian, Buyer must obtain authorization from the nearest Varian Customer Support Center and instructions as to how and where it should be shipped. Buyer must identify the Product or Part by type and serial number and provide a brief description of the circumstances giving rise to the return. Varian will then assign a Return Material Authorization ("RMA") number to assist in processing. Products or Parts returned for examination must be sent prepaid. Buyer and its shipping agency shall be responsible for all damages resulting from improper packing or handling, and for loss in transit, notwithstanding any defect or nonconformity in the Product. Varian will return Products or Parts prepaid and insured and will bill Buyer for shipping costs. Buyer shall file claims for loss or damage in transit.

THIS LIMITED WARRANTY IS EXPRESSLY IN LIEU OF AND EXCLUDES ALL OTHER EXPRESS OR IMPLIED WARRANTIES INCLUDING BUY NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, USE, OR APPLICATION. Statements made by any person, including representatives of Varian, which are inconsistent or in conflict with the terms of these warranties shall not be binding upon Varian unless reduced to writing and approved by an officer of Varian.

9.      DAMAGES AND LIABILITY
VARIAN'S TOTAL LIABILITY IN DAMAGES OR OTHERWISE SHALL NOT EXCEED THE PAYMENT, IF ANY, RECEIVED BY VARIAN FOR THE UNIT OF PRODUCT OR SERVICE FURNISHED OR TO BE FURNISHED, AS THE CASE MAY BE, RESULTING IN THE LOSS OR DAMAGE CLAIMED. IN NO EVENT SHALL VARIAN BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL LOSS OR DAMAGES OF ANY KIND, SUCH AS BUT NOT LIMITED TO LOST BUSINESS REVENUE, LOST PROFITS OR COSTS OF DOWNTIME RESULTING FROM VARIAN'S PRODUCTS OR SERVICES, HOWEVER CAUSED, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY. Liability to third parties for bodily injury, including death, resulting from Varian's performance or Products shall be determined in accordance with applicable law and shall not be affected by the liability limitations stated above in this paragraph.

10.     COMPUTER SOFTWARE
Computer Software provided by Varian with the Products remains the property of Varian or Varian's licensors. Unless otherwise provided in a Software license agreement between Varian and Buyer, in which case said agreement shall prevail over any contrary terms and conditions herein, Varian grants Buyer a non-exclusive right to use such Software only in machine readable form and only in combination with other Products with which such Software is provided. No computer Software provided by Varian shall be copied in whole or in part by Buyer, and Buyer agrees not to provide or disclose any such Software, or any portion of such Software, to any third party. This license shall terminate when Buyer discontinues use of the Software or Products with which such Software is provided, and upon such termination all Software media and materials shall be returned to Varian by Buyer.

11.     COMPLIANCE WITH LAWS
Varian's Products are manufactured in accordance with the generally accepted engineering standards of Varian's industry. Wherever practical, Varian has utilized standard UL listed electrical components. Varian will provide reasonable assistance to Buyer in Buyer's effort to comply with any applicable Federal, State or local laws or regulations in effect on the date of shipment, including but not limited to OSHA. Varian agrees to bear the cost of safety modifications determined in its sole discretion to be necessary for its Products.

12.     ASSIGNMENTS AND TERMINATIONS
No order accepted by Varian may be terminated, cancelled, modified, rescheduled or assigned by Buyer except by mutual agreement in writing. Any attempt to do so without Varian's written consent shall be void from the outset. In any such event, with or without Varian's consent, Buyer agrees to pay Varian charges of not less than the amounts determined as specified on the face of Varian's applicable Quotation, and if no charge is so specified, Buyer shall pay Varian a termination, cancellation, or rescheduling charge as determined solely by Varian to cover reasonable costs of processing, order handling, retesting and repackaging, and lost profits.

13.     DISPUTES/ARBITRATION
All disputes, controversies or claims of any kind arising from or in any way related to this contract, its breach, its termination, its invalidity, or the Products, including the jurisdiction of the arbitral panel, shall be settled by final and binding arbitration. For sales to U.S. customers, arbitration shall be in Palo Alto, California under the rules and procedures of the American Arbitration Association ("AAA") and shall be governed by the commercial law of the state from which the Product is shipped. If the sale is international, arbitration shall be conducted under the AAA's International Arbitration Rules and the commercial laws of the UN Convention on contracts for the International Sale of Goods (CISG). If the sale is between entities within another country, the commercial law of that country and the Jurisdiction provisions of Varian's standard terms and conditions of sale for that country shall apply. The arbitral tribunal shall not award punitive damages. The arbitral tribunal award shall be final and binding, shall be the sole and exclusive remedy regarding any and all claims and counterclaims presented, and may not be reviewed by or appealed to any court except for enforcement. No claims, regardless of form, arising out of, or in any way connected with this contract, the Products or services furnished by Varian, may be brought by Buyer more than one (1) year after the cause of action has accrued or performance under this contract has been completed or terminated, whichever is earlier.

14.     ENTIRE AGREEMENT
These terms and conditions of sale, Varian Specifications and related documents expressly agreed to in writing by the parties contain the entire agreement of the parties with respect to the subject matter hereof, and supercede all prior understandings, representations and warranties, written and oral. If any part of these terms and conditions are held void or unenforceable, such part will be treated as severable, leaving valid the remainder of the terms and conditions.

                                                                       Exhibit C

                               PURCHASE AGREEMENT

                                       FOR

                          ALL PRODUCTS MANUFACTURED BY

                         VARIAN TEMPE ELECTRONICS CENTER

                                    ("VTEC")


                                       FOR


                             NOVELLUS SYSTEMS, INC.

                                  ("CUSTOMER")

                        VARIAN TEMPE ELECTRONICS CENTER
                               PURCHASE AGREEMENT
                                      FOR
                             NOVELLUS SYSTEMS, INC.
                                  ("CUSTOMER")

1.       GENERAL

1.1 PARTIES. This Purchase Agreement ("Purchase Agreement"), is by and between Varian Tempe Electronics Center, 615 South River Drive, Tempe, Arizona 85281 ("VTEC") and "CUSTOMER FULL", a "CUSTOMER STATE" registered company, located at "CUSTOMER ADDRESS" ("CUSTOMER").

1.2 PURPOSE. The purpose of this Purchase Agreement is to establish the terms and conditions under which VTEC agrees to assemble for CUSTOMER a line of products, (herein "Product(s) or "unit(s)" according to the drawings, specifications, and bills of material supplied by CUSTOMER and accepted by VTEC ("Terms and Conditions of Sale").

1.3 APPLICABILITY. All VTEC Products and services are famished only on the Terms and Conditions stated herein and on the face of the applicable VTEC Quotation to the exclusion of any CUSTOMER terms and conditions in any specific order documentation, preprinted or otherwise, except as to identification and quantity of Products. VTEC's performance of any contract is expressly made conditional on CUSTOMER's agreement to the Terms and Conditions of Sale of this Purchase Agreement, and in the absence of such agreement shall be for CUSTOMER's convenience only, shall not create any contractual obligation and shall not be construed as acceptance by VTEC of CUSTOMER's terms and conditions printed or stated in its orders. CUSTOMER's acceptance of any Product or service shall be deemed acceptance of the Terms and Conditions of Sale hereinbelow.

1.4 EFFECTIVE DATE. The Effective Date of this Purchase Agreement shall be "the Closing Date" of the Agreement with which the Parts Agreement is concurrent.

2. PRICES

2.1 PER UNIT PRICES. The price per unit ("Per Unit Price") shall be VTEC's cost as calculated pursuant to Section 4.1 of the Parts Agreement to which this is an exhibit.

2.2 PER UNIT PRICE CHANGES. In the event of significant unanticipated cost changes for reasons outside VTEC's control, VTEC may change firm or agreed prices as follows: VTEC will present the cost change information to CUSTOMER for review and consideration. Any changes to previously agreed pricing will be negotiated with CUSTOMER, and VTEC's acceptance of CUSTOMER purchase orders which contain price changes will confirm the changed prices. In addition, VTEC may change prices if CUSTOMER requests changes to the drawings, specifications, or bills of material, resulting in Engineering Change Order (ECO). CUSTOMER signatures on VTEC generated ECO implementation documentation will constitute CUSTOMER acceptance of new pricing.

2.3 NRE CHARGES. In addition to Per Unit Prices, VTEC Will charge CUSTOMER for the costs of reimbursable nonrecurring engineering (NRE) charges related to assembly of units for CUSTOMER. VTEC shall quote NRE charges to CUSTOMER on or with quotations for the associated Products. Issuance of Purchase Order by CUSTOMER for such Products will confirm acceptance of NRE Charges.

2.4 VTEC COST INFORMATION. VTEC shall not be required to provide cost breakdown information with its quotations for Products; provided, however, in the event VTEC provides such data, it shall be used only for engineering the Products to be assembled by VTEC for CUSTOMER. Any such information supplied by VTEC shall be considered the confidential information of VTEC subject to the obligations not to use or disclose the same as provided in any nondisclosure agreement that may be entered into by the parties with respect to this Purchase Agreement.

2.5 TAXES. All taxes or charges, other than those based upon net income, imposed by any taxing authority upon the manufacture, sale, shipment, or use of the units which VTEC is obligated to pay or collect shall be the responsibility of CUSTOMER and if not paid directly by CUSTOMER shall be added to the purchase price paid by CUSTOMER to VTEC. CUSTOMER will notify VTEC in writing via purchase order or advise of any units that arc not intended for resale; so that applicable sales and/or use taxes may be applied. If CUSTOMER does not provide such notice, CUSTOMER will accrue and pay appropriate authorities directly.

3. DELIVERY

The forecasting, scheduling and delivery of Products will be handled in the following manner in order to enhance the ability of CUSTOMER and VTEC to optimize asset flow. In order to provide this flexibility in VTEC's normal mode of operation, commitment to material flow in the VTEC "pipeline" will be governed by forecasts provided by CUSTOMER, and not outstanding Purchase Orders which will be limited in scope and duration in order to optimize the needed flexibility. The actual implementation of Purchase Order activity will change from time to time as the parties may agree, including but not limited to the possible use of "blanket" purchase orders, use of Electronic Data Interchange
(EDI), etc.

3.1 FORECAST FIND COMMITMENT

CUSTOMER will provide VTEC with a monthly rolling forecast as required by
Section 5 of the Parts Agreement of which this is an exhibit in monthly periods by Product, subject to the flexibility parameters specified in Section 3.3 below, if any. Changes to forecasts during the first one hundred twenty (120) days (4 monthly periods) of a rolling forecast commitment will be limited to the changes permitted by the flexibility parameters listed in Section 3.3 of this Purchase Agreement CUSTOMER will be liable for the material commitments made by VTEC for the first one hundred twenty (120) days at the forecast and flexibility parameters desired by CUSTOMER and agreed to by VTEC as specified in section 3.3 below, in cases of Product cancellation and/or ECO changes to individual parts. VTEC commits to make every reasonable effort to utilize such material elsewhere, return it to suppliers, or limit cancellation charges on all material in this one hundred twenty (120) day period. CUSTOMER will be liable for a longer period for CUSTOMER specific parts which require a longer time frame. VTEC Will apprise CUSTOMER of these parts no less than quarterly.

3.2 DELIVERY SCHEDULES

(1) CUSTOMER will deliver to VTEC Purchase Order(s) releases consistent with forecasts furnished according to Section 3.1. The vehicle for releases will change from time to time as technology changes occur. Terms and conditions of sale for all such releases will be controlled by the terms and conditions of this Purchase Agreement. CUSTOMER commits to providing the necessary information for delivery no later than thirty (30) days prior to scheduled delivery date.

(2) Schedules for delivery must remain consistent with the forecast provided and the flexibility parameters detailed in Section 3.3 below. Any requests for delivery outside these parameters must be agreed to by VTEC in writing. In the event of Engineering Product holds, delivery will be rescheduled per agreement. Unless otherwise specifically agreed by VTEC in writing CUSTOMER's liability for the flow of material for Products on hold will continue to accrue per Section 3.1.

3.3 SCHEDULE FLEXIBILITY CHANGE PARAMETERS

To compensate for changes in demand, VTEC and CUSTOMER agree to the following flexibility parameters within which VTEC will maintain resource commitments for which CUSTOMER will remain liable. Changes may be made to CUSTOMER forecasts and outstanding "releases" (Purchase Orders, etc.) as follows:

                                                                 Schedule for delivery
                                    -------------------------------------------------------------------------------
                                    0-4 weeks         5-9 weeks       10-13 weeks        13-16 weeks         17-->
Flexibility Parameters                  + 0%              +20%             +40%             + 50%             +100%
(maximum and minimum)                   - 0%              -20%            - 40%             --50%            --100%
for forecast + orders
Maximum material liability              100%              100%             100%              100%


Note: These guidelines are for normal business transactions. All requests for change will be reviewed when requested.

3.4 OBSOLESCENCE

         On a quarterly basis, material Obsolescence will be evaluated for the "CUSTOMER" and all material declared obsolete will be billed to the CUSTOMER at current cost plus 20%. Obsolescence is defined as material procured for "the CUSTOMER" for which their are no supporting orders or forecast by the "CUSTOMER" requiring that material.

         All efforts will be utilized to minimize this obsolescence but consideration must be given for the minimum buy and form factor requirements that will cause excessive levels of some material.

4. TEST
As a condition of VTEC performing testing of Products hereunder, CUSTOMER will provide VTEC with both applicable and required board-level and completed unit test hardware, software and procedures, and associated training of VTEC personnel. VTEC shall conduct testing at its factory in accordance with final test requirements as set forth in the appropriate Test Plans and requirements as specified by CUSTOMER and accepted by VTEC. If the test fixtures are developed by VTEC, CUSTOMER shall reimburse the agreed amount to VTEC. VTEC holds such tooling, fixtures, and programs in trust for CUSTOMER and shall reimburse CUSTOMER for loss or damage other than normal wear and tear. All such property of CUSTOMER shall be returned within five (5) business days after the termination of the Purchase Agreement or upon the request of CUSTOMER.

5. ACCEPTANCE
CUSTOMER shall have thirty (30) days from the date of shipment of each unit within which to reject each unit. Reasons for rejection will be limited to violation of agreed upon workmanship standards and/or failure of mutually agreed CUSTOMER supplied tests. CUSTOMER shall notify VTEC of any nonconformity; such notice shall be received by VTEC in writing within said thirty (30) day period and shall specify the nature of the claimed nonconformity. Failure by CUSTOMER to provide such notice within said time period shall constitute acceptance by CUSTOMER of each unit Damage to a unit, or any portion thereof, resulting from shipment shall not constitute cause for rejection under this Section.

Notwithstanding the foregoing, any use of a unit by CUSTOMER, its agents, employees, contractors or licensees, for any purpose other than acceptance testing upon deliver thereof, shall constitute acceptance of that unit by CUSTOMER. After acceptance, CUSTOMER's sole and exclusive rights and remedies regarding any claimed nonconformity shall be as provided in Section 9 below, entitled "Warranty", and CUSTOMER shall not, after acceptance, attempt to revoke acceptance of, or reject said shipment or any portion thereof.

6. CHANGES
Either CUSTOMER or VTEC may, by mutual written agreement, make changes within the scope of this Purchase Agreement. If any such change shall cause either increase or decrease in VTEC's cost or period of performance, VTEC may suspend performance hereunder without being in default until a mutually acceptable adjustment in prices is agreed to in writing. CUSTOMER shall be responsible for all material cost due to Engineering Change Orders that create obsolete parts.

7. TERMS OF PAYMENT
Unless credit is granted, payment shall be due according to agreed progress payments schedule on an attached Appendix, or CUSTOMER shall post an irrevocable letter of credit from a bank or other financial institution acceptable to VTEC for the estimated value of 4 months of planned production at the sales price for that 4 month period. This letter will secure accounts receivable, work in process (WIP), raw inventory, and VTEC purchase commitments not yet realized for CUSTOMER's Products. This letter of credit shall be executable in full at any time that accounts receivable for invoiced Products in any amount exceed 60 days, unless CUSTOMER has exercised its right of rejection under Section 5 for the overdue amount. If exercised, all Products and related materials secured by this letter of credit shall become the property of CUSTOMER and will be delivered to CUSTOMER within thirty (30) days after VTEC's receipt of full payment therefor.

VTEC will invoice CUSTOMER for units of Products as shipped. VTEC will invoice CUSTOMER for all non-recurring costs as incurred. All payments shall be due in full thirty (30) days from date of invoice, except with respect to Products CUSTOMER has returned to VTEC as allowed under Section 5. Past due balances shall be subject to a service charge of 1.5% per month. Partial shipments will be billed as made and payments are subject to the above terms. VTEC may delay delivery of Products if CUSTOMER fails to make prompt payment.

8. TRANSPORTATION AND RISK OF LOSS

Except as otherwise expressly provided in this Purchase Agreement or in a shipping term mutually agreed to in writing and attached hereto as an Appendix, a transportation shall be at the expense of CUSTOMER, and all shipments are FOB VTEC's plant. Either CUSTOMER or VTEC, subject to approval by CUSTOMER, will select the transportation company. VTEC will prepay and add shipping and insurance costs. Risk of loss and/or damage shall pass from VTEC to CUSTOMER upon delivery of the units by VTEC to the transportation company at VTEC's plant. Confiscation, destruction, or damage to units shall not release, reduce or in any way affect the liability of CUSTOMER. Notwithstanding any defect or nonconformity or any other matter, such risk of loss shall remain with CUSTOMER until the units are returned at CUSTOMER's expense to such place as VTEC may designate in writing. CUSTOMER shall inspect all units upon receipt and shall file a claims with the transportation company when there is evidence of shipping damage, either concealed or external.

9. WARRANTY

VTEC warrants that at the time of shipment Products manufactured by VTEC shall be free from defects in material and workmanship and shall be in substantial compliance with operational features of specifications agreed to in writing by VTEC. VTEC's warranty shall begin upon acceptance by CUSTOMER (as provided in the ACCEPTANCE provisions herein), and shall continue for a period of thirty
(30) days from the date of manufacture, subject to the conditions below. If no period of time is stated, then VTEC's warranty is limited to thirty (30) days from the date the Product is received by CUSTOMER.

Repair or rework, or at VTEC's option, replacement of defective Products or parts shall be the sole and exclusive remedy under warranty. If in VTEC's opinion such repair or replacement is not feasible, or if such remedy fails of its essential purpose, VTEC may refund or credit an equitable portion of any sums paid by Buyer for the Product or Service. In-warranty repair or replacement parts are warranted only for the unexpired portion of the original warranty period.

All warranty repair, rework, or replacement of units under warranty shall be limited to unit malfunctions which are determined by VTEC to be due and traceable to defects in either materials or workmanship furnished by VTEC. The standard of workmanship for units is that they shall meet the VTEC Quality Assurance manual standards. VTEC's warranties shall not apply to the extent that malfunction is caused in VTEC's reasonable opinion by (1) accident, abuse, alteration, misuse or neglect, (2) failure to use Products under normal operating conditions or environment, or within VTEC specified ratings, or according to any operating instructions provided by VTEC, (3) lack of routine care or maintenance as indicated in any VTEC operating or maintenance instructions, (4) failure to use or take any proper precautions under the circumstances, (5) user modification of any Product, or (6) latent defects discovered after expiration of the applicable warranty period.

Units being returned to VTEC for warranty service shall be shipped by mutually agreeable means. Freight costs shall be prepaid by CUSTOMER and refunded by VTEC for valid warranty returns. Shipment costs for return to CUSTOMER of such units repaired by VTEC under provisions of this Warranty shall be borne by VTEC. CUSTOMER shall contact VTEC prior to any warranty return and VTEC shall issue a Return Authorization to CUSTOMER authorizing all such warranty returns. VTEC shall not accept any return of units for warranty service without having issued such Return Authorization to CUSTOMER. VTEC will return repaired items within fourteen (14) days of receipt.

THIS LIMITED WARRANTY IS EXPRESSLY IN LIEU OF AND EXCLUDES ALL OTHER EXPRESS OR IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, USE, OR APPLICATION.

VTEC shall perform out of warranty repair of field returned units for Engineering Change updating if so requested by CUSTOMER. The charge for such updating shall be based on material cost and labor rate calculated at VTEC's warranty labor rate, which shall be agreed upon by the parties.

10. DAMAGES AND LIABILITY
VTEC'S TOTAL LIABILITY IN DAMAGES OR OTHERWISE SHALL NOT EXCEED THE PAYMENT, IF ANY, RECEIVED BY VTEC FOR THE UNIT OF PRODUCT OR SERVICE FURNISHED OR TO BE FURNISHED, AS THE CASE MAY BE, RESULTING IN THE LOSS OR DAMAGE CLAIMED. IN NO EVENT SHALL VTEC BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL LOSS OR DAMAGES OF ANY KIND, SUCH AS BUT NOT LIMITED TO LOST BUSINESS REVENUE, LOST PROFITS OR COSTS OF DOWNTIME RESULTING FROM VTEC'S PRODUCTS OR SERVICES HOWEVER CAUSED, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY. This limitation applies whether the damages or other relief are sought based on breach of warranty, breach of contract, negligence, strict liability in tort, or otherwise of anyone, under this Purchase Agreement or any nondisclosure or confidentiality agreement, or any other legal or equitable theory of applicable law. This limitation does not apply to direct damages caused by breach of a material obligation under this Purchase Agreement or claims for personal injury by a third party.

11. PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS
CUSTOMER shall indemnify, defend and hold VTEC harmless from and against any expense, loss, costs, damages, or liability resulting form claimed infringement of patents, trademarks, copyrights, or other intellectual property rights with respect to units, including, but not limited to, claims:

         a. arising from a use of or a combination of units with other equipment, processes, programming applications, or materials not furnished by VTEC hereunder;

         b. based on items made with the units furnished by VTEC hereunder; and/or

         C. arising out of compliance by VTEC with Customer's designs, specifications or instructions.

VTEC shall notify CUSTOMER in writing of any such claim within sixty (60) days of its receipt.

THE FOREGOING STATES VTEC's ENTIRE LIABILITY FOR ANY CLAIM BASED UPON OR RELATED TO ANY ALLEGED INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS.

12.      TERMINATION FOR CONVENIENCE
Subject to the initial three (3) year term of the Parts Agreement of which this is an exhibit, either CUSTOMER or VTEC may thereafter terminate this Purchase Agreement at any time, for any reason of its own choosing, provided that the party initiating termination gives at least one hundred and twenty (120) days advance written notice to the other party specifying the effective date of termination, after which date neither party shall have any further liability or obligation to the other, except as expressly provided herein, subject to any limitations stated herein.

12.1     TERMINATION BY CUSTOMER
In the event of termination by CUSTOMER under this provision, CUSTOMER shall reimburse VTEC for any unrecovered costs incurred by VTEC in the discharge of its obligations under this Purchase Agreement, which shall consist of the following specific items:

         a. Any unpaid balance due for conforming units ordered by CUSTOMER and delivered to CUSTOMER prior to VTEC receipt of CUSTOMER's termination notice, and

         b. The full purchase price for units forecasted by CUSTOMER and scheduled by CUSTOMER for delivery within one hundred twenty
                  (120) days after the date on which VTEC received CUSTOMER's termination notice.

         C. For units forecasted by CUSTOMER and/or orders accepted by VTEC, should CUSTOMER wish to waive their manufacture and payment of the full purchase price under b. above, CUSTOMER shall purchase the material for which VTEC has made commitments (and for which CUSTOMER is liable) for Products scheduled for delivery in this one hundred twenty (120) day period, CUSTOMER's purchase obligations under this option will include:

                  (1) Any material which VTEC has received for manufacture of the units. Such material purchased by CUSTOMER shall be at supplier invoiced cost plus 20%; and

                  (2) Any unique material not returnable by VTEC bought for CUSTOMER Products per non-cancelable, non-returnable contractual terms. The usage period of this material may exceed one hundred twenty (120) days. This category will contain programmed parts, and special devices etc., with minimum lot buys. Such material purchased by CUSTOMER shall be at supplier invoiced cost plus 20%; and

                  (3) Any cancellation charges incurred by VTEC for material not yet received, but committed to by VTEC for Products previously scheduled for delivery to CUSTOMER in this one hundred twenty (120) day period.

Upon payment by CUSTOMER to VTEC of all amounts set forth in this provision for termination by CUSTOMER, VTEC shall deliver to CUSTOMER all material held and not returned to VTEC's vendors.

12.2     TERMINATION BY VTEC
In the event of termination by VTEC under this Section 12, CUSTOMER shall have no obligation to purchase any Product or inventory, except Products or inventory and material for which VTEC has made commitments pursuant to confirmed P.O.'s within the one hundred twenty (120) day period prior to the effective date of termination. CUSTOMER shall, however, have the option to purchase at VTEC's cost any partial or completed inventory held by VTEC, but not material or parts ordered and not yet shipped to VTEC for the production of units.

13.      TERMINATION FOR CAUSE
Either VTEC or CUSTOMER may terminate this Purchase Agreement at any time if the other party is in material breach of any of the provisions herein. In the event of termination under this provision, the defaulting party shall have thirty (30) days from the date of receipt of written notice from the party initiating termination in which to remedy the default. Should the defaulting party fail to remedy the breach, termination shall become effective without further notice at the end of said thirty (30) day period. Either VTEC or CUSTOMER may initiate termination under this provision for any one or more of the following:

         a. the other party petitions for reorganization under the Bankruptcy Act,
         b.       the other party is adjudicated as bankrupt,
         c.       a receiver is appointed for the other party's business,
         d. the other party makes an assignment for the benefit of its creditors,
         e. the other party fails to perform or observe any material obligation under this Purchase Agreement, or
         f. VTEC may terminate if it becomes necessary to exercise the letter of credit.

Termination by either party under this provision shall be without prejudice to any other remedy either party may have under applicable law, subject to the limitations stated in this Purchase Agreement.

14.      PERFORMANCE
Neither party to this Purchase Agreement shall be liable for any delay in delivery or other performance hereunder which is due to unforeseen circumstances, or to causes beyond its control including, without limitation, strike, lockout, riot, war, fire, act of God, or compliance with any governmental law, regulation, or order, including but not limited to U.S. Export Administration Regulations. Provided any such delay is neither material nor indefinite, performance shall be deemed suspended during and extended for such time as it is so delayed, and thereafter the other party shall accept performance hereunder. In the event such contingencies last more than one hundred and twenty (120) days after either party provides written notice of such inability to perform, either party may immediately terminate this Purchase Agreement upon a written notice subject to the terms of Section 12. TERMINATION FOR CONVENIENCE.

15.      DISPUTES/ARBITRATION AND APPLICABLE LAW
All disputes, controversies or claims of any kind arising from or in any way related to this Purchase Agreement, its breach, its termination, its invalidity, or the Products, including the jurisdiction of the arbitral panel, shall be settled by final and binding arbitration in Palo Alto, California under the Rules of the American Arbitration Association (AAA). The arbitral tribunal shall not award punitive damages. The arbitral award shall be final and binding, shall be the sole and exclusive remedy regarding any claims and counterclaims presented, and may not be reviewed by or appealed to any court except for enforcement. VTEC shall, however, have the exclusive right to bring legal action against CUSTOMER for failure to pay for Products or services furnished or other causes. This Purchase Agreement shall be governed by and construed according to the laws of the State of California without reference to its rules of conflicts of law. No claims, regardless of form arising out of, or in any way connected with this contract, the Products or services furnished by VTEC, may be brought by CUSTOMER more than one (1) year after the cause of action has accrued or performance under this contract has been completed or terminated, whichever is earlier.

16.      NOTICE
Any notice, demand, request or other instrument which may be or is required to be given under this Purchase Agreement shall be delivered in person or sent by Certified Mail, postage prepaid, and shall be sent to the addresses listed below for the respective parties or to such other address as either party may designate by written notice.

      Mr. C. W. Rudd                                 (company officer)
      VP & General Manager                           (title)
      Varian Tempe Electronic Center                 CUSTOMER
      615 S. River Drive                             (company address 1)
      Tempe, Arizona 85281                           (company address 2)

17.      CONFIDENTIAL INFORMATION
The confidential information of either party shall be governed by the nondisclosure or confidentiality agreement attached hereto, if any, applicable solely to this Purchase Agreement.

18.      ASSIGNMENT
Neither VTEC nor CUSTOMER shall have the right to assign its rights or obligations under this Purchase Agreement without the written consent of the other party. Neither party shall unreasonably withhold such consent. Any prohibited assignment shall automatically be null and void.

19.      RIGHTS OF SUCCESSOR
A successor in interest by merger, operation of law, assignment, purchase, or otherwise of the entire business of either party shall acquire all interests and obligations of such party thereunder.

20.      ENTIRE AGREEMENT
This Purchase Agreement, including only modifications or additions agreed to in writing and incorporated herein by reference and including Appendices attached hereto, together with the Parts Agreement of which this is an exhibit, are the entire and sole understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings, representations and warranties, written and oral. No representations or agreements modifying or supplementing the terms of the Purchase Agreement shall be valid unless expressed in writing and signed by person authorized to sign agreements on behalf of both parties. If any part of these terms and conditions are held void or unenforceable, such part will be treated as severable, leaving valid the remainder of the terms and conditions.

AGREED AS ABOVE PROVIDED:

Signed:                                        Signed:

-------------------------------                -------------------------------
Mr. C. W. Rudd                                 (company officer)
VP & General Manager                           (title)
Varian Tempe Electronic Center                 CUSTOMER
615 S. River Drive                             (company address 1)
Tempe, Arizona 85281                           (company address 2)